LianBio Appoints Wei Wei Chen to Board of Directors

Shanghai and Princeton, NJ, – April 7, 2022 – LianBio (Nasdaq: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today announced the appointment of Wei Wei Chen to the company’s Board of Directors.

“I am pleased to welcome Wei Wei Chen to the LianBio board,” said Yizhe Wang, Ph.D., Chief Executive Officer of LianBio. “Her deep knowledge of the Chinese market, combined with her ability to manage business growth and transformation, will be extremely beneficial to LianBio as we grow our team and make strides toward advancing our diverse pipeline of potentially transformative medicines for patients in China and throughout Asia.”

Ms. Chen brings over 17 years of experience serving as a Chief Financial Officer for a number of companies, including in the consumer retail and healthcare sectors. Most recently, she served as Vice President, Chief Financial Officer of Starbucks (China) Company Limited, where she drove significant business growth and played a key role in multiple business transformation initiatives. Prior to that, Ms. Chen served as Chief Financial Officer of Yum! Brands, Inc.’s China Division. Before joining the consumer retail sector, Ms. Chen worked in the healthcare sector for fifteen years, where she last served as Chief Financial Officer, Asia of Sanofi Group. Prior to Sanofi, she worked for Schering-Plough Corporation. Ms. Chen started her career as an auditor at Ernst & Young, LLP. She currently serves as a non-executive director at DFI Retail Group, and as a non-executive director at HBM Holding Limited. Ms. Chen is a certified public accountant. She received her bachelor’s degree in accountancy from the University of Illinois at Urbana-Champaign and her master’s degree in business administration from Rutgers University.

“I’m honored to join the LianBio board and am excited for the opportunity to help further the company’s mission of providing medicines to patients with significant unmet medical needs,” said Ms. Chen. “I look forward to supporting LianBio’s management team to continue developing the next generation of innovative therapies in Greater China and across Asia.”

About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to historically underserved patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across cardiovascular, oncology, ophthalmology, inflammatory disease and respiratory indications. LianBio is establishing an international infrastructure to position the company as a partner of choice with a platform to provide access to China and other Asian markets. For more information, please visit www.lianbio.com.

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